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                                                                        EX.4.1

                                   EXHIBIT A

                        VITALINK PHARMACY SERVICES, INC.
                         1996 LONG-TERM INCENTIVE PLAN

                            AMENDMENT TO SECTION 12


D)   Change in Control.

1. Regardless of any other provision in the Plan to the contrary, if, while any Awards remain outstanding under the Plan, a "Change in Control" of the Company (as defined in this Section 12) shall occur, (1) all Options and freestanding SARs granted under the Plan that are outstanding at the time of such Change in Control shall become immediately vested and exercisable in full; (2) with respect to Awards granted with respect to Performance Shares, all Performance Periods outstanding at the time of such Change in Control shall be deemed to have been completed, the maximum level of performance set forth under the respective Performance Shares shall be deemed to have been attained and each such outstanding Award granted to each Participant for all outstanding Performance Periods shall become payable to each Participant; and (3) all restrictions with respect to shares of Restricted Stock or any other Awards not described in (1) and (2) above shall lapse, and such shares or other Awards shall be fully vested and nonforfeitable.

2. For purposes of this Section 12, a Change in Control of the Company shall occur upon the happening of the earliest to occur of the following:

     (i) any "person" as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (other than (1) the Company, (2) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or (3) any corporations owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Stock (each an "excluded person")) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding voting securities;

     (ii) the stockholders of the Company approve a plan of merger, consolidation, complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's stock and/or assets, or accept a tender offer for substantially all of the Company's stock (or any transaction having a similar effect).

3. In the event of a merger, consolidation, or sale or disposition of substantially all of the Company's assets or stock, a Participant shall be paid the value of his/her Awards (e.g., for all shares subject to option, the excess of the greater of fair market value of the Company's stock

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on the date of consummation of such sale or purchase price of the Company's stock pursuant to such sale, over the exercise price of such option) in cash (the "Cash Payment") by the Company (or, if not by the Company, by the successor entity) as of the consummation of such sale or disposition.

4. In the event of a Change in Control as defined under Section 280G of the Code, if the vesting of Awards and/or payment of Awards under this Plan and/or payments of amounts under any other agreement with or plan of the Company (in the aggregate the "Total Payments") subject all or any part of the Total Payments to the tax (the "Excise Tax") imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed) the Company shall pay to the Participant in cash an additional amount (the "Additional Payment") such that the net amount retained by the Participant, after deduction of any Excise Tax imposed upon the Total Payments and any federal, state and local income tax and Excise Tax upon the Additional Payment provided for by this Section 12.D., and any employment tax (including FICA and FUTA), shall be equal to the amount of Total Payments prior to such taxes. Such Additional Payment shall be made by the Company to the Participant as soon as practical following the date of the Cash Payment (or, if there is no Cash Payment, the date such payment would otherwise be made), but in no event beyond thirty (30) days from such date.

     The determination of whether any of the Total Payments to a Participant will be subject to the Excise Tax, the calculation of Parachute Value under
Section 280G of the Code of the Total Payments, and calculation of the Additional Payment, shall be made by a Certified Public Accounting firm jointly agreed to by the Company and the Participant. The Additional Payment shall be calculated assuming that the Participant will pay taxes at the highest marginal federal income tax rate (taking into account the loss of the value of itemized deductions caused by the receipt of the Additional Payment) and the highest state and local tax rate in his/her place of domicile.